Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398

DEL MAR HEIGHTS LAS VEGAS orange county PHOENIX SAN DIEGO SILICON VALLEY

November 3, 2021

NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, FL, 33323

Re:    Registration Statement on Form S-3 (No. 333-257457)

Ladies and Gentlemen:

We have acted as special counsel to NextPlay Technologies, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2021 and amended on September 24, 2021 and October 27, 2021, which was declared effective by the Commission on October 29, 2021 (No. 333-257457) (the “Registration Statement”), a base prospectus dated October 29, 2021 (the “Base Prospectus”), a prospectus supplement dated November 1, 2021 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), a Securities Purchase Agreement, dated November 1, 2021 (the “Purchase Agreement”), between the Company and the purchasers of the Shares and Warrants named therein, and a Placement Agency Agreement, dated November 1, 2021 (the “Agency Agreement”), by and between you, EF Hutton, a division of Benchmark Investments, LLC (“Placement Agent”), whereby the Company agrees to offer and sell up to an aggregate of 18,987,342 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), and common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 14,240,508 shares of Common Stock (the “Warrant Shares” and, together with the Shares and Warrants, the “Securities”) directly to various investors (each, an “Investor” and collectively, the “Investors”) through the Placement Agents, where the purchase price to the Investors for each Share and accompanying three quarters of a warrant is $1.58, and the initial exercise price to the Investors for each Warrant Share is $1.97.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act in respect to the Shares and the Warrant Shares, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Shares and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinions expressed below, we have assumed without verification (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies, and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.

NextPlay Technologies, Inc.

November 3, 2021

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder, and the securities or blue sky laws of the various states.

The opinions expressed herein are limited to (i) Title 7, Chapter 78 of the Nevada Revised Statutes and (ii) those Federal securities laws, rules, and regulations of the United States of America, in each case, which in our experience, without having made any special investigation as to the applicability of any specific law, rule, or regulation, are typically applicable to transactions of the nature contemplated in this letter. We express no opinion with respect to the laws of any other jurisdiction, any other laws of the State of Nevada, or the statutes, administrative decisions, rules, regulations and requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Various issues concerning the laws of the State of New York, including with respect to the sale and issuance of the Warrants, are addressed in the opinion of Carter Ledyard & Milburn LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Shares, which have been registered pursuant to the Registration Statement and are described in the Prospectus, are duly authorized and when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares, which have been registered pursuant to the Registration Statement and are described in the Prospectus, are duly authorized and when issued, sold and delivered upon exercise of the Warrants in accordance with the terms thereof and for the additional consideration specified therein, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP